Exhibit 3

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of the 31st day of December, 2014, by and among David Lesser (“Purchaser”), Fir Tree Value Master Fund, L.P. (“FT VAL”), Fir Tree Capital Opportunity Master Fund, L.P. (“FT COF” and together with FT VAL, “Sellers”) and, solely for purposes of Section 13 hereof, Hudson Bay Partners, LP (“Hudson Bay”) and Fir Tree Inc. (“Fir Tree”).

RECITALS

WHEREAS, Sellers own and hereby desire to transfer to Purchaser, and Purchaser desires to acquire from Sellers, shares of common stock, $0.0001 par value (“Common Stock”) of Millennium Investment & Acquisition Company Inc., a Delaware corporation (“SMCG”) on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in exchange for good and valuable consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                  Agreement of Shares. Upon the terms and subject to the conditions of this Agreement, in exchange for and in consideration of the Purchase Price (as hereinafter defined):

(a)                FT VAL hereby sells, assigns and transfers, AS IS, WHERE IS and WITHOUT ANY WARRANTY OR RECOURSE WHATSOEVER, One Million Two Hundred Twenty Five Thousand Four Hundred Ninety Two (1,225,492) shares of Common Stock (the “VAL Shares”) to Purchaser and Purchaser hereby acquires the VAL Shares from FT VAL; and

(b)               FT COF hereby sells, assigns and transfers, AS IS, WHERE IS and WITHOUT ANY WARRANTY OR RECOURSE WHATSOEVER, One Hundred Forty Five Thousand Two Hundred (145,200) shares of Common Stock (the “COF Shares” and together with the VAL Shares, the “Shares”) to Purchaser and Purchaser hereby acquires the Shares from FT COF.

2.                  Purchase Price. The purchase price to be paid by Purchaser to Sellers in exchange for the Shares is $0.55 per share, for an aggregate purchase price of Seven Hundred Fifty Three Thousand Eight Hundred Eighty and 60/100 Dollars ($753,880.60) (the “Purchase Price”), which shall be payable, at such place as Sellers may designate in writing from time to time, in lawful money of the United States, as follows: (a) $100,000 of the Purchase Price shall be paid to Sellers no later than 5:00 PM New York time, Friday, January 2, 2015; (b) $326,940.30 of the Purchase Price shall be payable no later than October 2, 2015; and (c) $326,940.30 of the Purchase Price shall be payable no later than July 2, 2016. At the option of Purchaser, the unpaid balance of the Purchase Price may be prepaid in whole, at any time. If any installment amount is not timely paid, then the entire outstanding balance of the Purchase Price, shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

3.                  “AS IS” Transaction.” Except as expressly set forth in Section 4 below, Purchaser hereby expressly acknowledges that the Shares are being conveyed to Purchaser on an “as is” and “where is” basis with all faults, without recourse and without any oral or written warranties or representations, express or implied, and Purchaser hereby agrees to accept the Shares on such basis. Without limiting the generality of the foregoing, except as expressly set forth in Section 4 below, by acceptance of this Agreement, Purchaser specifically acknowledges that Purchaser is not relying on (and Sellers do hereby disclaim and renounce) any representations or warranties of any kind or nature whatsoever regarding or relating to the Shares or SMCG, whether oral or written, express, implied, statutory or otherwise, from Sellers or any of their respective affiliates or representatives.

4.                  Sellers Representations.

(a)                Each Seller is authorized to sell the Shares in this transaction and upon completion of the transaction the Purchaser will receive good and marketable title to the Shares from such Seller, free and clear of any encumbrance, lien, claim, charge, security interest, or other interests.

(b)               Each of the Sellers, severally and not jointly, acknowledges and agrees as follows:

(a)	such Seller has received and carefully reviewed the Annual Report of SMCG on Form 10-K for the fiscal year ended 2013 and all subsequent public filings of SMCG with the Securities and Exchange Commission, other publicly available information regarding SMCG, and such other information that it and its advisers deem necessary to make its decision to enter into this Agreement;

(b)	such Seller has made its own decision to consummate the transaction based on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it deemed necessary;

(c)	such Seller has made its own decision concerning the transaction without reliance on any representation or warranty of, or advice from, the Purchaser;

(d)	Purchaser possesses material nonpublic information not known to such Seller that may impact the value of the Shares (the “Information”), that Purchaser is unable to disclose to such Seller.

(e)	such Seller understands, based on its experience, the disadvantage to which such Seller is subject due to the disparity of information between the Purchaser and the such Seller.

(f)	Notwithstanding this Information and disparity, such Seller has deemed it appropriate to enter into this Agreement;

(g)	Purchaser shall have no liability to such Seller, whatsoever due to or in connection with Purchaser’s use or non-disclosure of the Information as a result of the transaction contemplated hereby, and such Seller hereby irrevocably waives any claim that it might have based on the failure of the Purchaser to disclose the Information.

(h)	Purchaser is relying on such Seller’s representations in this Section 4 (which are the only representations and warranties being made by the Sellers) as a condition to proceeding with the transaction. Without such representations and agreements, the Purchaser would not engage in the transaction.

5.                  Purchaser’s Representations. Purchaser is authorized to acquire the Shares in this transaction. Purchaser has the knowledge and experience in investment, financial and business matters necessary to evaluate the purchase of the Shares and the investment in SMCG, and has carefully reviewed and understands the risks of, and other considerations relating to, the purchase of the Shares. Purchaser is able to bear the economic risk of loss from its investment in the Shares, and will not look to the Sellers for any such loss.

6.                  Entire Agreement; Third Parties. This Agreement sets forth the entire understanding among the parties with respect to the subject matter hereof hereto and supersedes all previous written, oral or implied understandings among them with respect thereto. Except as expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and permitted assigns, any rights under this Agreement.

7.                  Amendment. This Agreement can be amended only by an instrument in writing signed by each of the parties hereto. Any provision of this Agreement may be waived if, but only if, such waiver is in writing and is signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

8.         Agreement; Successors and Assigns. Except as otherwise expressly provided herein, this Agreement may not be assigned by operation of law or otherwise, and any attempted Agreement shall be null and void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns (as permitted above) and legal representatives.

9.                  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

10.              No Recourse. Notwithstanding anything that may be expressed or implied herein, Purchaser covenants, agrees and acknowledges that no recourse under this Agreement shall be had against Sellers or of their respective affiliates or any of their respective current or future directors, officers, agents, employees, general or limited partners, stockholders or members, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law.

11.              Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into and performed entirely within such State.

12.          Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any governmental entity, the remaining provisions of this Agreement to the extent permitted by law shall remain in full force and effect provided, that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.

13.           Termination of Agreement. That certain Agreement, dated as of August 22, 2013, by and between Hudson Bay and Fir Tree is hereby terminated in all respects pursuant to Section 4(v) thereof and shall be of no further force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound by the terms hereof, have caused this Agreement to be executed as of the date first above written by their officers or other representatives thereunto duly authorized.

SELLERS:

FIR TREE VALUE MASTER FUND, L.P.

By:	/s/ Brian Meyer
	Name:	Brian Meyer
	Title:	Authorized Person

FIR TREE CAPITAL OPPORTUNITY MASTER FUND, L.P.

By:	/s/ Brian Meyer
	Name:	Brian Meyer
	Title:	Authorized Person

PURCHASER:

By:	/s/ David Lesser
David Lesser

Solely for purposes of Section 13 of this Agreement:

FIR TREE INC.

By:	/s/ Brian Meyer
	Name:	Brian Meyer
	Title:	General Counsel

HUDSON BAY PARTNERS LP

By:	/s/ David Lesser
	Name:	David Lesser
	Title:	President – General Partner